ARDEN PLANT AGREEMENT

                             ISOLYSER COMPANY, INC.
                                       AND
                             THANTEX HOLDINGS, INC.
                            THANTEX SPECIALTIES, INC.
                                August ____, 1998


         ARDEN PLANT AGREEMENT, dated August ____, 1998 (this "Agreement"), between ISOLYSER COMPANY, INC., a Georgia corporation ("Seller"), and THANTEX HOLDINGS, INC., a Delaware corporation, and THANTEX SPECIALTIES, INC., a Delaware corporation (Collectively "Purchaser"). Certain capitalized terms shall have the meaning set forth in Article I.

         WHEREAS, subject to the terms and conditions of this Agreement, the Seller shall convey an 80% interest in the Subject Business Assets for the Purchase Price and shall contribute the remaining 20% interest in the Subject Business Assets in exchange for common stock in the Purchaser equal to a 20% equity interest in the Purchaser.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         SECTION 1.01. Certain Defined Terms. (a) As used in this Agreement, the following terms shall have the following meanings:

         "Affiliate" of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

         "Arden Plant" means that certain real property, located in Arden, North Carolina more fully described in Section 1.01 of the Disclosure Statement, together with all fixtures, easements and appurtenant rights.

         "Arden Equipment" means all of the equipment, furnishings and fixtures located in the Arden Plant more fully described in Section 1.01 of the Disclosure Statement, other than the Excluded Assets.



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         "Assumed  Liabilities"  means  those  specific  liabilities  which were identified and fully described by the Seller not less than five (5) days prior to Closing and which the Purchaser specifically agreed to assume in writing, as listed on Exhibit A. The Purchaser assumes no other liabilities of the Seller.

         "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as a trustee or executor (in each case, acting in a fiduciary capacity), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, as trustee or executor (in each case, acting in a fiduciary capacity), by contract or credit arrangement or otherwise.

         "Disclosure Statement" means the Disclosure Statement dated as of the date hereof delivered to Purchaser by Seller.

         "Encumbrance" means a pledge, lien, security interest, mortgage, charge, adverse claim of ownership or use, or other encumbrance of any kind, other than ad valorem taxes not yet due and payable.

         "Equipment Related Property" means (1) all inventory of spare and replacement parts relating to the Arden Equipment, (2) all plans, manuals, records and other documents relating to the equipment, and (3) the Intellectual Property, if any, directly pertaining to the equipment or the customized products such equipment has been designed or programmed to produce (excluding any rights relating to Orex products).

         "Excluded Assets" means those assets of the Seller or its Affiliates located at the Arden Plant and which are listed on Exhibit B.

         "Governmental Authority" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial or arbitral body, whether federal, state, local or foreign.

         "Intellectual Property Rights" means (a) patent and patent applications, (b) trademarks, service marks, logos, trade dress, trade names and corporate names and registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof and (d) trade secrets, formulas, inventions, invention disclosures, know-how, manufacturing and production processes and techniques, business and marketing plans, customer and supplier lists, computer software and other proprietary business and intellectual property rights.

         "Knowledge  of  Seller"  or  "Seller's   Knowledge"  means  the  actual
knowledge of the executive officers of Seller after due inquiry of the executive officers of Seller.




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         "Losses"  means  any and all  claims,  actions  or  causes  of  action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) actually suffered or incurred.

          "Material Adverse Effect" means, with respect to any Person, any change in, or effect on, the business of such Person that is materially adverse to the business, operations, results of operations or the financial condition thereof or an amount in excess of $10,000.

         "Permitted  Encumbrances"  means those  Encumbrances  listed in Section
1.01  of  the  Disclosure   Statement,   encumbrances  to  pay  taxes  or  other
governmental assessments which are not yet due and payable, and other encumbrances which do not in the aggregate materially detract from the value of the Subject Business Assets or materially impair the use thereof.

         "Related Transactions" means those transactions by and among the Purchaser, the Seller and their Affiliates more fully described on Exhibit C.

         "Subject Business Assets" means (i) the Arden Plant, (ii) the Arden Equipment (iii) the Equipment Related Property of the Arden Equipment (iv) the Contracts and Leases identified in Section 1.01 of the Disclosure Statement and
(v) any tangible personal property belonging to the Seller or its Affiliates located in the Arden Plant on the day of Closing which are not Excluded Assets under this Agreement or not Excluded Assets under the White Knight Asset Purchase Agreement unless the Seller and Purchaser agree in writing otherwise at or prior to Closing.

                                   ARTICLE II.

                                PURCHASE AND SALE

         SECTION 2.01. Purchase Price. The Purchase Price for the Subject Business Assets shall be $5,700,000. At the Closing, Purchaser shall deliver to Seller the Purchase Price, by wire transfer in immediately available funds, to an account or accounts designated at least three Business Days prior to the Closing Date by Seller in a written notice to Purchaser.

         SECTION 2.02 Closing Date. Subject to the terms and conditions of this Agreement, the sale and purchase of the Subject Business Assets contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., Tuesday, August 11, 1998, or on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties set forth in Article VIII The Closing will occur at the offices of Buist, Moore, Smythe & McGee, P.A, 5 Exchange Street, Charleston, South Carolina, or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").




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         SECTION 2.03 Closing  Documents.  At the Closing,  Seller shall execute and deliver to Purchaser such transfer and other documents as required to transfer the Subject Business Assets, together with such other instruments of
conveyance,   affidavits,   declarations,   assignments  and  other   supporting
documentation  typically delivered in connection with a transaction of this type
and  in  accordance  with  local  law  or  custom   (collectively  the  "Closing
Documents") including:

            (i)     Bill of Sale in the form attached as Exhibit D
            (ii) A warranty Deed in the form attached as Exhibit E, subject only to any Permitted Encumbrances.
            (iii) Assignment and Assumption of the Assumed Liabilities in the form attached as Exhibit F
            (iv)    Assignment of Title Certificates to vehicles, if any.
            (v)     Consents,  as defined in Section 3.14,  unless waived by the parties
            (vi) Assignment of Permits, if any, as defined in Section 3.14, unless waived by the parties.
            (vii) Release of all liens and encumbrances on the Subject Business Assets except Assumed Liabilities and Permitted Encumbrances, or other arrangements satisfactory to Purchaser and Seller
            (viii)  Good Standing Certificates of Seller and Purchaser
            (ix) Officer's Certificate of Seller and Purchaser including authorizing resolution, articles of incorporation with all amendments, by-laws and incumbency certificates.
            (x) FIRPTA affidavit and such other title affidavits as may be required by Purchaser's title insurance company or customary practice in the jurisdiction where the real property is located.

         SECTION 2.04. Allocation of Purchase Price. The Purchase Price shall be allocated for tax purposes among each item or class of the Subject Business Assets as set forth in Exhibit G of this Agreement. Seller and Purchaser agree that they will prepare and file any notice or other filing required pursuant to
Section 1060 of the Internal Revenue Code, and that any notices or filings will be prepared based upon such tax allocation of the Purchase Price. Purchaser agrees to send to Seller a completed copy of its Form 8594 (Asset Acquisition Statement under Section 1060) with respect to this transaction prior to filing such form with the Internal Revenue Service.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLER


Seller represents and warrants to Purchaser, as of the date of this Agreement and through the Closing Date as follows:



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         SECTION  3.01.  Incorporation  and  Authority  of  Seller.  Seller is a
corporation duly incorporated and validly existing under the laws of Georgia. Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization. execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 3.02. No Conflict. The execution, delivery and performance of this Agreement by Seller does not and will not (a) violate or conflict with the organizational documents of the Seller, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Subject Business Assets or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the Subject Business Assets or properties of the Seller pursuant to, any note, bond, mortgage, credit agreement, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Seller is a party or by which any of such assets or properties is bound or affected, except as would not have a Material Adverse Effect on the ability of Seller to consummate the transactions contemplated by this Agreement and except the security interests granted by the Seller to Thantex Holdings, Inc.

         SECTION 3.03. Consents and Approvals. The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent Seller from, or delay Seller in, performing any of its material obligations under this Agreement and would not have a Material Adverse Effect on the ability of Seller to consummate the transactions contemplated by this Agreement and except as may be necessary as a result of any facts or circumstances relating solely to Purchaser.

         SECTION 3.04.  INTENTIONALLY DELETED.




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         SECTION 3.05. Absence of Certain Changes or Events. Except as set forth in Section 3.05 of the Disclosure Statement, since December 31, 1997, there has not been with respect to the Subject Business Assets (i) any Material Adverse Effect, (ii) any damage, destruction or loss, due to fire or other casualty, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect, (iii) any change in accounting methods, principles or practices by Seller materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, (iv) any sale, lease, transfer, or assignment of any material Subject Business Assets other than in the ordinary course of business, or (v) any material capital expenditures other than in the ordinary course of business.

         SECTION 3.06. Litigation. Except as set forth in Section 3.06 of the Disclosure Statement, as of the date of this Agreement, there are no claims, actions, proceedings or investigations pending, or to the Knowledge of Seller, threatened against Seller with respect to the Subject Business Assets, before any court, arbitrator or administrative, governmental or regulatory authority or body that are reasonably likely to have a Material Adverse Effect on Seller. Except as set forth in Section 3.06 of the Disclosure Statement, the Subject Business Assets are not subject to any order, writ, judgment, injunction, decree, determination or award. Except as otherwise set forth in Section 3.06 of the Disclosure Statement, each of the matters listed on Section 3.06 of the Disclosure Statement is covered by insurance, and the insurer has acknowledged coverage of each such matter without reservation.

         SECTION 3.07.  Compliance with Applicable Laws.  Except as set forth in
Section 3.07 of the Disclosure Statement, within the preceding three years Seller has not violated or failed to comply with any statute, law, regulation, rule, judgment, decree or order of any Governmental Authority applicable to the Subject Business Assets, except for violations and failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect on the Seller's use of the Subject Business Assets. The Seller's use of the Subject Business Assets is in conformity with all federal, state and local governmental and regulatory requirements applicable to the subject Business Assets, except where such nonconformity would not, in the aggregate, have a Material Adverse Effect on the ability of Seller to use or operate the Subject Business Assets. Seller has all permits, licenses, franchises and certificates of occupancy from Governmental Authorities required to use and operate the Subject Business
Assets, except for such permits, licenses, franchises and certificates the absence of which would not, in the aggregate, have a Material Adverse Effect on the ability of Seller to use and operate the Subject Business Assets.

         SECTION  3.08.  Environmental  Matters.  Except as set forth in Section
3.08 of the Disclosure Statement with respect to the Subject Business Assets:

                  (a) Except as would not have a Material Adverse Effect on the ability of Seller to use and operate the Subject Business Assets, Seller (i) is in compliance with all applicable



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



Environmental Laws and (ii) holds all Environmental Permits necessary for its operations and properties and is in compliance with the terms and conditions of all such Environmental Permits.

                  (b) Seller has not received any written claim, demand, notice or complaint alleging violation of or liability (including without limitation any liability for site investigation.
cleanup or corrective action) under any Environmental Laws.

                  (c) Except as would not have a Material Adverse Effect on the ability of Seller to use and operate the Subject Business Assets, to Seller's Knowledge, none of the following exists at the Plant: (i) asbestos-containing material in any form or condition; (ii) materials containing polychlorinated biphenyls; (iii) underground storage tanks or surface impoundments; or (iv) landfills, surface impoundments or disposal areas.

                  (d) Except as would not have a Material Adverse Effect on the ability of Seller to use and operate the Subject Business Assets, Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Material, or owned or operated any facility or property, so as to give rise to liabilities for response costs, natural resource damages or attorneys fees pursuant to CERCLA or other Environmental Laws.

                  (e) No written notice of a release of a Hazardous Material has been filed by or on behalf of Seller and no property or facility now or previously owned or operated by Seller is on the CERCLA National Priorities List (or proposed for such listing), the Comprehensive Environmental Response, Compensation, and Liability Information System list or any similar state or local list.

                  (f) Seller has not, either expressly or, to Seller's Knowledge, by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

                  (g)      For purposes of this Agreement:

                  "CERCLA"  means  the  Comprehensive   Environmental  Response,
Compensation and Liability Act of 1980, as amended.

                  "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule or code. including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or worker health and safety, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge, investigation or cleanup of Hazardous Materials, in effect as of the date hereof.




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                  "Environmental   Permits"   means   any   permit,    approval,
identification number, license or other authorization required of Seller under any applicable Environmental Law.

                  "Hazardous Materials" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls, (b) any chemical, material or substance defined or regulated as toxic or hazardous under any applicable Environmental Law or (c) anything that is a "hazardous substance" pursuant to CERCLA, anything that is a "solid waste" or "hazardous waste"
pursuant to RCRA or any "pesticide", "pollutant", "contaminant", "toxic chemical" or "noise".

                  "RCRA" means the Resource Conservation and Recovery Act, as amended.

         SECTION 3.09. Title and Condition of Properties. (a) Seller has good and marketable title to all the Subject Business Assets free and clear of all Encumbrances, other than Permitted Encumbrances.

         (b) Except as would not result in a Material Adverse Effect, the Arden Equipment (i) contains all of the assets which are necessary to operate the manufacturing lines included within the Subject Business Assets as they have customarily been operated.

         (c) To the Seller's Knowledge and in reliance upon , and subject to, the affidavit attached as Exhibit H, the Subject Business Assets are functional and usable in the ordinary course of business and are in sufficiently good operating condition.

           (d) The real property of the Arden Plant is suitable for the uses for which these properties are currently used. The Arden Plant has customary access to the utilities serving such properties sufficient to allow the use of the Arden Plant as it is currently used except for interruptions in utility service beyond Seller's control.

         SECTION 3.10. Insurance. Section 3.10 of the Disclosure Statement sets forth a complete list of all material insurance policies (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) with respect to the Subject Business Assets.

         SECTION 3.11. Employee Benefit Matters. (a) Section 3.11 of the Disclosure Statement, with respect to the Subject Business Assets, sets forth a true and complete list of each "employee benefit plan" (as defined by Section 3(3) of ERISA), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practice, retention, or other plan, agreement, policy, trust fund or arrangement (each such plan, agreement, policy, trust fund or arrangement is referred to herein as an "Employee Benefit Plan", and collectively, the "Employee Benefit



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Plans") that is for the benefit of (i) directors or employees of Seller  working in the Business or any other persons performing services for Seller in the Business, (ii) former directors or employees of Seller working in the Business or any other persons formerly performing services for Seller in the Business, and/or (iii) beneficiaries of anyone described in (i) or (ii) (collectively, "Business Employees") or with respect to which Seller or any "ERISA Affiliate" (hereby defined to include any trade or business, whether or not incorporated, other than Seller, which has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to
Section 4001(a)(14) of ERISA and/or Section 414 of the Internal Revenue Code as employees of a single employer which includes Seller) has any obligation on behalf of any employee of the Business.

         (b) Except as disclosed in Section 3.11 of the Disclosure Statement, each Employee Benefit Plan is in material compliance with the provisions of ERISA and the provisions of the Internal Revenue Code applicable to it. The Seller has made available to the Purchaser a true and complete copy of each Plan and a true and complete copy of the following documents, to the extent applicable, prepared in connection with each such Plan: (i) the most recently received IRS determination letter, (ii) the most recently prepared financial statement (Form 5500's with attachments), (iii) all governmental rulings determinations and opinions (and pending requests for governmental rulings, determinations and opinions). Neither Seller nor any ERISA Affiliate has maintained or contributed to any plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Internal Revenue Code and/or any "multiemployer plan" (as defined by Section 3(37) of ERISA). All Employee Benefit Plans which are "pension plans" as defined in Section 3(2) of ERISA have received favorable determination letters from the Internal Revenue Service ("IRS") as to their tax-qualified status and the tax-exempt status of any related trust under Sections 401(a) and 501 of the Internal Revenue Code, respectively, which determinations are currently in effect.

         (c) Other than as may otherwise be provided hereunder (including, but not by way of limitation, Article VI hereof), Purchaser shall not, as a result of the transactions contemplated by this Agreement (or any employment by Purchaser of Business employees): (i) become liable for any contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of Seller or any ERISA Affiliate (including predecessors thereof) with regard to any Employee Benefit Plan or any Employee Benefit Plan sponsored, maintained or contributed to by an ERISA Affiliate (including predecessors thereof) (assuming a like definition of "Employee Benefit Plan" were applicable to ERISA Affiliates as to those same types of agreements, policies, trusts, funds and arrangements sponsored, maintained or contributed to by them) (each such plan of an ERISA Affiliate, an "ERISA Affiliate Employee Benefit Plan"), including, without limitation withdrawal liability arising under Title IV, Subtitle E, Part 1 of ERISA, liabilities to the Pension Benefit Guaranty Corporation, or liabilities under
Section 412 of the Internal Revenue Code or Section 302(a)(2) of ERISA, or (ii) be or become a party to any Employee Benefit Plan or any ERISA Affiliate Employee Benefit Plan.



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         (d) Seller,  each ERISA Affiliate,  each Employee Benefit Plan and each
Employee  Benefit  Plan  "sponsor"  or  "administrator"  (within  the meaning of
Section 3(16) of ERISA) has complied in all material respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Internal Revenue Code.

         (e) Neither Seller nor any ERISA Affiliate maintains (i) any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or in
Section 413(c) of the Internal Revenue Code (and regulations promulgated thereunder), or (ii) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or current or future former employees, their spouses or dependents, other than in accordance with
Section 4980B of the Internal Revenue Code or applicable state continuation coverage law.

         (f) Other than with respect to the Assumed Liabilities, any bonuses, severance , separation, termination or similar type of benefits, incentive fees, or other amounts payable to employees of Seller solely as a result of the consummation of the transactions contemplated by this Agreement will be paid by Seller.

         SECTION 3.12. Labor Matters. (a) There are no material controversies pending or, to the Knowledge of Seller, threatened, between Seller and any of its employees with respect to the Business; (b) Seller is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by Seller with respect to the Subject Business Assets; (c) during the past three years, there have been no unfair labor practice complaints filed or pending against Seller before the National Labor Relations Board; and
(d) during the past three years, there have been no strikes, slowdowns, work stoppages, lockouts, or, to Seller's Knowledge, threats thereof, by or with respect to any employees of Seller with respect to the Subject Business Assets.

         SECTION 3.13. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

         SECTION 3.14. Permits and Consents. Section 3.14 of the Disclosure Statement lists all of the permits, licenses, consents, certificates, governmental approvals required to operate the Subject Business Assets (the "Permits") the absence of which would have a Material Adverse Effect on the operation of the Subject Business Assets. The Seller agrees to assign to Purchaser all Permits, to the extent assignable, as a part of the Subject Business Assets and the Permits which cannot be transferred are identified in
Section 3.14 of the Disclosure Statement. To the Seller's Knowledge, the Seller is in full compliance with all Permits and no suspension, revocation, limitation or cancellation of any of the Permits is threatened or pending and no cause exists for such, except as would not have a Material Adverse Effect on the operation of the Subject Business Assets. Section 3.14 of the Disclosure
Statement sets forth any third party and governmental consents, approvals, waivers or authorizations



581506.1
necessary for the valid and enforceable transfer of the Subject Business Assets and the consummation of this transaction (the "Consents").

         SECTION 3.15 Assumed Liabilities. Seller has made available to Purchaser true and complete copies of all contracts, leases and records relating to the Assumed Liability in a timely fashion from which the Purchaser has had an opportunity to verify the terms of the Assumed Liabilities.

                                   ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

         SECTION 4.01. Incorporation and Authority of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization. execution and delivery by Seller) constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement by Purchaser does not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws (or other similar applicable documents) of Purchaser, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Purchaser or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Purchaser or any of its subsidiaries is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, have a Material Adverse Effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.



581506.1

         SECTION 4.03. Consents and Approvals. The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent Purchaser from, or delay Purchaser in, performing any of its material obligations under this Agreement and (b) as may be necessary as a result of any facts or circumstances relating solely to Seller.

         SECTION 4.04. Absence of Litigation. No claim, action, proceeding or investigation is pending before any court, arbitrator or administrative, governmental or regulatory authority or body that seeks to delay or prevent the consummation of the transactions contemplated hereby or that would be reasonably likely to materially and adversely affect or restrict Purchaser's ability to consummate the transactions contemplated hereby.

         SECTION 4.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

                                   ARTICLE V.

                              ADDITIONAL AGREEMENTS

         SECTION 5.01 No General Assumption. Seller shall transfer the Subject Business Assets to Purchaser free and clear of all Encumbrances and without any assumption of liabilities and obligations, other than the Permitted Encumbrances and the Assumed Liabilities. Purchaser shall not assume or become responsible, by virtue of its purchase of the Subject Business Assets, for any liabilities or obligations of Seller.

         SECTION 5.02 Prorations The expenses and accruals of the Subject Business Assets, such as utilities, real and personal property taxes and rents, shall be prorated as of the date of Closing, based upon the best available information with corrections to be made by the parties when the final statements or required information is available.

         SECTION 5.03 Related Transactions The Closing on the Subject Business Assets is to occur simultaneously with the closing on the other Related Transactions. Each of the Related Transactions are contingent upon the closing of the other Related Transactions.

         SECTION   5.04.   Confidentiality   Agreement.   The   terms   of   the
confidentiality letter dated as of June 18, 1998 (the "Confidentiality Agreement") between Seller and Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall survive the Closing.




581506.1

         SECTION 5.05 Post-Closing Consents. In the event that the Purchaser should consent to close without any Consent listed in Section 3.14 of the Disclosure Statement, the Seller agrees to use reasonable due diligence to obtain such Consent(s) after the closing, provided that the Seller shall have no obligation to make any payments to the party whose consent is required. The Seller and the Purchaser will cooperate and assist each other in obtaining such Consents after closing.

         SECTION 5.06 Casualty Damage at Arden Plant. Notwithstanding any provision or implication to the contrary contained herein or in the Indemnity Agreement described in Section 9.02, the Seller shall bear the entire cost of repairing the 1998 fire casualty damage to the building and equipment. This obligation shall survive closing and shall not be subject to the limitations contained in the Indemnity Agreement, described in Section 9.02.

         SECTION 5.07. Further Instruments. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

                                   ARTICLE VI.

                                EMPLOYEE MATTERS

         SECTION 6.01. Employees. (a) A roster of all current employees of the Business is set forth in Section 6.01 of the Disclosure Statement, together with the "Employee Information", as hereinafter defined with respect to each employee. "Employee Information" shall mean the name, date of hire, job title, service credit, form of employment (written agreement, at-will, etc), full or part time (less than 20 hours per week), pay rate of salary, last pay increase (when and how much), last two bonuses (when and how much), vacation and sick day entitlements/accruals as of Closing Date (based on employee's employment with Seller) and shall include a list of employees on (i) medical, family or other leave (whether contractual or statutory), short term disability as defined in short term disability policy covering Business and long-term disability as defined long-term disability policy covering Business. Purchaser shall be permitted (but shall not be under any obligation) to make offers of employment to all such employees, and, in addition thereto, to such other non-direct employees as may be agreed upon in writing and in advance with Seller. Promptly and in any event within 30 days following the Closing, Purchaser shall notify Seller of any such employees who do not become employees of Purchaser or its Affiliates following the Closing. All such employees who become employees of Purchaser or its Affiliates are herein called the "Employees". The vacation and sick day accruals and entitlements of the Employees which may be due upon the termination of employment by the Seller shall not be Assumed Liabilities of the Purchaser.

         (b) To the extent that service is relevant for purposes of eligibility, vesting or



581506.1
benefit accrual under any employee benefit plan, program or arrangement established or maintained by Purchaser for the benefit of the Employees, such plan, program or arrangement shall credit such Employees for service on or prior to the Closing with Seller or any of its Affiliates. All such Employees shall be allowed to participate from and after Closing in the medical and dental benefit plans of Purchaser or its Affiliates as employees of Purchaser or its Affiliates. If the Closing falls within an annual period of coverage under any group health plan of Purchaser or its Affiliates which becomes the employer with respect to the Employees, such Employees shall be given credit for covered expenses paid by that Employee under comparable employee benefit plans of Seller during the applicable coverage period to the Closing Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan.

         SECTION 6.02. WARN Act. While it is currently Purchaser's intention to continue to operate the Plant, Purchaser shall be liable and responsible for any notification required to be provided under the Worker Adjustment and Retraining Notification Act (or under any similar state or local law). In reliance upon such covenant, Seller shall not give any notices under such laws and Purchaser shall indemnify Seller and its Affiliates for any claims arising out of a breach of this covenant or otherwise arising from any such discontinuance of operations or decision not to employ, or to terminate the employment of any Employees.

         SECTION 6.03. Survival. The covenants and agreements of the parties hereto contained in this Article VI shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations with respect to the respective matters set forth herein.

                                  ARTICLE VII.

                                   TAX MATTERS

         SECTION 7.01. Tax Indemnities. (a) From and after the Closing Date, Seller agrees to indemnify Purchaser, against all Taxes (i) imposed on Seller or any member of an affiliated group with which Seller files a consolidated or combined income tax return with respect to any taxable period for which Seller or any member of an affiliated group with Seller files (or is required by law to file) an income tax return, and (ii) imposed on Seller with respect to any taxable period or portion thereof that ends on or as of the Closing Date with respect to the Subject Business Assets.

         (b) From and after the Closing Date, Purchaser shall indemnify Seller and its Affiliates against all taxes imposed on or with respect to the Subject Business Assets with respect to any taxable period or portion thereof beginning after the Closing Date.

         (c) Payment by the indemnitor of any amount due under this Section 7.01 shall



581506.1
be made within ten days following written notice by the indemnitee that payment of such amounts to the appropriate tax authority is due, provided that the indemnitor shall not be required to make any payment (i) earlier than two days before it is due to the appropriate tax authority or (ii) of any Taxes which the indemnitor has by all appropriate proceedings elected to contest and is contesting diligently and in good faith. In the case of a Tax that is so contested, payment of the Tax to the appropriate tax authority will not be considered to be due earlier than the date a final determination to such effect is made by the appropriate taxing authority or a court.

         (d) For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date. Any credit shall be prorated in the same manner as the Tax to which such credit relates would be prorated, as described in the preceding sentence. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(d) shall be computed by reference to the level of such items on the Closing Date.

         SECTION 7.02. Refunds and Tax Benefits. Purchaser shall promptly pay to Seller any refund or credit (including any interest paid or credited with respect thereto) received by Purchaser (i) imposed on the Subject Business Assets relating to taxable periods or portions thereof ending on or before the Closing Date or (ii) attributable to an amount paid by Seller under Section 7.01 hereof.

         SECTION 7.03. Conveyance Taxes. All sales, transfer, stamp, real property transfer and similar Taxes incurred as a result of the sale of the Subject Business Assets contemplated hereby shall be split equally between the Seller and the Purchaser.

         SECTION 7.04 Survival. The covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force and effect until the expiration of all statutes of limitations with respect to the respective matters set forth in this Article.

         SECTION 7.04. Miscellaneous. The parties agree to treat all payments made under Article IX or this Article VII as adjustments to the purchase price for Tax purposes.





581506.1

                                  ARTICLE VIII.

                              CONDITIONS TO CLOSING

         SECTION 8.01. Conditions to Obligations of All Parties. The obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided however, that each party hereto shall have complied with its obligations under Section 5.04.

         SECTION 8.02. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                  (a) Representations and Warranties; Covenants. (i) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date, (ii) the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects and (iii) Seller shall have received a certificate of Purchaser to such effect signed by a duly authorized officer thereof;

                  (b) Resolutions. Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser (or equivalent officer), of the resolutions, duly and validly adopted by the Board of Directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                  (c) Incumbency Certificate. Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder;

                  (d) Closing Documents The Closing Documents to be delivered or executed by the Purchaser are in form and substance reasonably satisfactory to the Seller and its counsel.

                  (e) Related Transactions. The Related Transactions have taken place as more fully described on the attached Exhibit C;



581506.1

                  (f) Further Action. All actions to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

         SECTION 8.03. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                  (a) Representations and Warranties; Covenants. (i) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date, (ii) the covenants contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects and (iii) Purchaser shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof;

                  (b) Resolutions. Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary (or equivalent officer) of Seller, of the resolutions duly and validly adopted by the Board of Directors of Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                  (c) Incumbency Certificate. Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers authorized to sign this Agreement and the other documents to be delivered hereunder;

                  (d) Required  Third Party Actions.  The Persons  identified in
Section 8.03 of the Disclosure Statement have consented to this transaction and the Related Transactions, if applicable, and Purchaser has received assurances satisfactory to the Purchaser that such Person will release its liens on the Subject Business Assets or will deliver any required Consent or Permit.

                  (e) FIRPTA. Seller shall have provided Purchaser with a certificate pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and
1.897-2(h) that the Subject Business Assets are not a United States real property interest within the meaning of Section 897 of the Internal Revenue Code;




581506.1

                  (f) Closing Documents The Closing Documents to be delivered or executed by the Seller are in form and substance reasonably satisfactory to the Purchaser and its counsel.

                  (g) Related Transactions. The Related Transactions more fully described on Exhibit C have taken place.

                  (h) Further Action. All actions to be taken by Seller (and any of its applicable subsidiaries) in connection with the consummation of the transactions contemplated hereby, all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Purchaser.

                                   ARTICLE IX.

                                 INDEMNIFICATION

         SECTION 9.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of Seller or Purchaser, until eighteen months following the Closing Date; provided however, that the representations and warranties set forth in Section 3.01 and
4.01 (Incorporation and Authority) shall survive indefinitely, and all representations and warranties contained in this Agreement relating to Assumed Liabilities shall survive the term of such Assumed Liabilities.

         SECTION 6.02 Indemnification Agreement. The indemnification agreement by and among Isolyser Company, Inc., SafeWaste Corporation and White Knight Healthcare, Inc. , as sellers and Thantex Specialties, Inc., White Knight Industrial, Inc., SafeWaste, Inc. and Thantex Holdings, Inc., as purchasers of even date shall control all matters relating to indemnification by either the Seller or the Purchaser with respect to this Agreement.
 .

                                   ARTICLE X.

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written consent of Seller and Purchaser; or

                  (b) by either Seller or Purchaser, if the Closing shall not have occurred prior to August 30, 1998; provided, however, that the right to terminate this Agreement under this



581506.1

Section 10.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

         Time shall be of the essence in this Agreement.

         SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (a) except as set forth in Section 5.04 and Section 11.01 hereof and (b) nothing herein shall relieve any party hereto from liability for any willful breach hereof.

         SECTION 10.03. Waiver. At any time prior to the Closing, each of the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE XI.

                               GENERAL PROVISIONS

         SECTION 11.01. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

         SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in Person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

                  (a)      if to Seller:

                             Isolyser Company, Inc.
                             650 Engineering Drive
                             Norcross, GA 30092
                             Chief Financial Officer
                             Telecopier: (770)441-2592


581506.1
                           with a copy to:

                               Arnall Golden & Gregory, LLP
                               1201 West Peachtree Street
                               2800 One Atlantic Center
                               Atlanta, GA  30309-3450
                               Attn:  Stephen D. Fox, Esq.
                                      Telecopier:  (404)873-8529

                  (b)      if to Purchaser:

                               Thantex Specialties, Inc.
                               4838 Jenkins Avenue
                               North Charleston, SC 29405
                               Attn: Jerry Zucker and James G. Boyd
                               Telecopier: (843) 7474092

                           with a copy to:

                               Buist, Moore, Smythe & McGee, PA
                               5 Exchange Street
                               P.O. Box 999
                               Charleston, SC 29401
                               Attn: Susan M. Smythe, Esq.
                               Telecopier (843) 723-7398

         SECTION 11.03. Press Release and Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, no party to this Agreement shall issue any press releases or make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior written notification to and consent of the other party, and the parties will cooperate as to the timing and contents of any announcement. With respect to announcements and releases required by applicable law or stock exchange requirements, the Seller shall afford the Purchaser prior notice and the opportunity to comment prior to release.

         SECTION 11.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 11.05. Severability. If any term or other provision of this Agreement is



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



invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

         SECTION 11.06. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and except as otherwise expressly provided herein. The exhibits referred to in and attached to this Agreement form a part of this Agreement and by reference are incorporated herein.

         SECTION 11.07. Assignment. Without the prior written consent of the other party hereto, neither party hereto may assign its rights or delegate its obligations hereunder.

         SECTION  11.08.  No Third  Party  Beneficiaries.  Except as provided in
Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 11.09. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser.

         SECTION 11.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

         SECTION 11.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.




581506.1


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




         IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers hereunto duly authorized.

                                   ISOLYSER COMPANY, INC.


                                   By:__________________________________________

                                   Its:_________________________________________


                                   THANTEX HOLDINGS, INC.


                                   By:__________________________________________

                                   Its:_________________________________________



                                   THANTEX SPECIALTIES, INC.


                                   By:__________________________________________

                                   Its:_________________________________________






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